Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended June 30, 2023

Chicago, IL, August 14, 2023 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended June 30, 2023.

“Our industry has seen the continued slowing through the second quarter of 2023. We have seen some hiring come back as seasonal industries begin to ramp up and we are poised to take advantage of this. We have created an internal marketing department which is focused on strategic targeting of industries and we have seen some of our new efforts paying off already.” said Adam He, CEO of Professional Diversity Network. “Through the completion of our equity line of credit transaction with Tumim Stone Capital LLC, we are in a solid cash position for the remainder of this year and the foreseeable future, where we are looking to take advantage of our position as one of the leaders in diversity recruiting.”

Second Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended June 30, 2023 decreased $0.4 million, or 16 percent, as compared to the same period in the prior year. PDN Network segment revenues decreased $0.3 million or 21 percent compared to revenues during the same period in the prior year. Revenues for the three months ended June 30, 2023 from the NAPW segment decreased approximately $25,000 as compared to the same period in the prior year. Revenues for the three months ended June 30, 2023 from the RemoteMore segment decreased $44,000 in revenues as compared to the same period in the prior year.

●	Basic and diluted net loss per share decreased to $0.14 during the three months ended June 30, 2023 as compared to $0.01 during the three months ended June 30, 2022.

●

On June 30, 2023, cash balances were approximately $2.2 million as compared to $1.2 million on December 31, 2022. Working capital deficit from continuing operations on June 30, 2023, was approximately $0.2 million as compared to $0.2 million on December 31, 2022.

●

In June 2023, the Company entered into a committed equity facility with Tumim Stone Capital LLC (the “Investor”) under which the Company has the right, but not the obligation, to sell up to $12,775,000 of its newly issued shares to the Investor. Upon execution of the stock purchase agreement, the Company issued and sold an initial 469,925 shares to the Investor for aggregate gross proceeds to the Company of $2,000,000. As consideration for the Investor’s commitment to purchase shares of common stock at the Company’s direction from time to time, the Company also issued 176,222 shares of common stock to the Investor, valued at $750,000 based on the five-day average closing price at the time the purchase agreement was signed.

Financial Results for the Three Months Ended June 30, 2023

Revenues

Total revenues for the three months ended June 30, 2023 decreased approximately $354,000, or 16.1 percent, to approximately $1,841,000 from approximately $2,195,000 during the same period in the prior year. The decrease was predominately attributable to a reduction in recruitment services revenues of approximately $265,000. Partially offsetting the decrease were approximately $65,000 of event revenue from the recently acquired Expo Experts for which there was no comparable revenue in the same period of the prior year.

During the three months ended June 30, 2023, our PDN Network generated approximately $1,101,000 in revenues compared to approximately $1,386,000 in revenues during the three months ended June 30, 2022, a decrease of approximately $285,000 or 20.5 percent. The decrease in revenues was primarily driven by the continued softening in client hiring due to the macroeconomic environment change stemming from the latter half of 2022 and continuing in the second quarter of 2023. Offsetting the decrease was an increase in event revenues of $65,000 related to Expo Experts operations for which there was no comparable activity in the same period of the prior year.

During the three months ended June 30, 2023, NAPW Network revenues were approximately $136,000, compared to revenues of approximately $161,000 during the same period in the prior year, a decrease of approximately $25,000 or 15.5 percent.

During the three months ended June 30, 2023, RemoteMore revenue was approximately $604,000, compared to revenues of approximately $648,000 during the same period in the prior year, a decrease of approximately $44,000, or 6.8 percent.

Costs and Expenses

Cost of revenues during the three months ended June 30, 2023 was approximately $766,000, a decrease of approximately $166,000, or 17.8 percent, from approximately $932,000 during the same period of the prior year.

Sales and marketing expense during the three months ended June 30, 2023 was approximately $1,116,000, an increase of approximately $416,000, or 59.4 percent, from $700,000 during the same period in the prior year. The increase was predominately attributed to increased marketing spend, the aforementioned creation of our new marketing department and onboarding of Expo Experts, for which there were no comparable charges in the same period of the prior year.

General and administrative expenses increased by approximately $885,000, or 246.5 percent, to approximately $1,244,000 during the three months ended June 30, 2023, as compared to approximately $357,000 the same period in the prior year. The increase was predominately due to the settlement of litigation resulting in a one-time, non-cash gain of approximately $909,000 in the prior year for which there was no comparable transaction in the current year. Also contributing to the increase, as compared to the same period in the prior year, were approximately $139,000 of financing expenses and approximately $92,000 of legal expenses primarily related to the aforementioned equity transaction. Offsetting the increase were decreases in discretionary share-based compensation of approximately $251,000 and other purchased services of approximately $137,000, as compared to the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended June 30, 2023, we incurred a net loss from continuing operations of approximately $1,432,000, an increase in the net loss of approximately $1,380,000, compared to a net loss of approximately $52,000 during the three months ended June 30, 2022.

Financial Results for the Six Months Ended June 30, 2023

Revenues

Total revenues for the six months ended June 30, 2023 decreased approximately $452,000, or 10.6 percent, to approximately $3,796,000 from approximately $4,248,000 during the same period in the prior year. The decrease was predominately attributable to a reduction in recruitment services revenues of approximately $495,000 and an approximate $92,000 decrease in membership fees and related services revenues, as compared to the same period in the prior year. Partially offsetting the decrease were increases of approximately $177,000 of contracted software development related to RemoteMore, as compared to the same period in the prior year, and approximately $147,000 of event revenue from the recently acquired Expo Experts for which there was no comparable revenue in the same period of the prior year.

During the six months ended June 30, 2023, our PDN Network generated approximately $2,229,000 in revenues compared to approximately $2,766,000 in revenues during the six months ended June 30, 2022, a decrease of approximately $537,000 or 19.4 percent. The decrease in revenues was primarily driven by the continuing softening in client hiring due to the macroeconomic environment change stemming from the latter half of 2022, and continued in the second quarter of 2023. Offsetting the decrease was an increase in event revenues of $147,000 related to Expo Experts operations for which there was no comparable activity in the same period of the prior year

During the six months ended June 30, 2023, NAPW Network revenues were approximately $265,000, compared to revenues of approximately $357,000 during the same period in the prior year, a decrease of approximately $92,000 or 25.8 percent.

During the six months ended June 30, 2023, RemoteMore revenue was approximately $1,302,000, compared to revenues of approximately $1,125,000 during the same period in the prior year, an increase of approximately $177,000, or 15.7 percent.

Costs and Expenses

Cost of revenues during the six months ended June 30, 2023 was approximately $1,840,000, an increase of approximately $46,000, or 2.6 percent, from approximately $1,794,000 during the same period of the prior year.

Sales and marketing expense during the six months ended June 30, 2023 was approximately $1,937,000, an increase of approximately $518,000, or 36.6 percent, from $1,419,000 during the same period in the prior year. The increase was predominately attributed to increased marketing spend, the aforementioned creation of our new marketing department and onboarding of Expo Experts, for which there were no comparable charges in the same period of the prior year.

General and administrative expenses increased by approximately $831,000, or 56.7 percent, to approximately $2,297,000 during the six months ended June 30, 2023, as compared to approximately $1,466,000 the same period in the prior year. The increase was predominately due to the settlement of litigation resulting in a one-time, non-cash gain of approximately $909,000 in the prior year for which there was no comparable transaction in the current year. Also contributing to the increase, as compared to the same period in the prior year, were approximately $139,000 of financing expenses and approximately $92,000 of legal expenses primarily related to the aforementioned equity transaction. Offsetting the increase were decreases in discretionary share-based compensation of approximately $342,000 as compared to the same period in the prior year.

Net Loss from Continuing Operations

During the six months ended June 30, 2023, we incurred a net loss of approximately $2,541,000 from continuing operations, an increase in the net loss of approximately $1,598,000, compared to a net loss of approximately $943,000 during the same period in the prior year.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	June 30, 2023	December 31, 2022
Current Assets:
Cash and cash equivalents	$2,207	$1,237
Other current assets	1,708	2,020
Total current assets	$3,915	$3,257
Long-term assets	4,534	3,579
Total Assets	$8,449	$6,836

Total current liabilities	$4,634	$3,943
Total long-term liabilities	454	584
Total liabilities	$5,088	$4,527

Total stockholders’ equity	3,676	2,546
Total stockholders’ equity – noncontrolling interests	(315)	(237)
Total liabilities and stockholders’ equity	$8,449	$6,836

Summary of Financial Operations

	Six Months Ended June 30,		Change	Change
	2023	2022	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$265	$357	$(92)	(25.8)%
Recruitment services	2,179	2,674	(495)	(18.5)%
Contracted software development	1,302	1,125	177	15.7%
Consumer advertising and marketing solutions	50	92	(42)	(45.7)%
Total revenues	$3,796	$4,248	$(452)	(10.6)%

Cost and expenses:
Cost of revenues	$1,840	$1,794	$46	2.6%
Sales and marketing	1,937	1,419	518	36.6%
General and administrative	2,297	1,466	831	56.7%
Depreciation and amortization	280	513	(233)	(45.4)%
Total pre-tax cost and expenses:	$6,354	$5,192	$1,162	22.4%

Consolidated net loss from continuing operations, net of tax	$(2,541)	$(943)	$(1,598)	(169.5)%

Basic and diluted loss per share:
Continuing operations	$(0.25)	$(0.12)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	10,149,410	8,103,557

	Three Months Ended June 30,		Change	Change
	2023	2022	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$136	$161	$(25)	(15.5)%
Recruitment services	1,076	1,341	(265)	(19.8)%
Products sales and other	604	648	(44)	(6.8)%
Consumer advertising and marketing solutions	25	45	(20)	(44.4)%
Total revenues	$1,841	$2,195	$(354)	(16.1)%

Cost and expenses:
Cost of revenues	$765	$932	$(167)	(17.8)%
Sales and marketing	1,116	700	416	59.4%
General and administrative	1,244	359	885	246.5%
Depreciation and amortization	147	232	(85)	(36.6)%
Total pre-tax cost and expenses:	$3,272	$2,223	$1,049	47.2%

Consolidated net loss from continuing operations, net of tax	$(1,432)	$(52)	$(1,380)	(2554.8)%

Basic and diluted loss per share:
Continuing operations	$(0.14)	$(0.01)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	10,387,359	8,202,793

Summary of Cash Flows from Continuing Operations

	Six Months Ended June 30,
Cash (used in) provided by continuing operations	2023	2022
Operating activities	$(878)	$(570)
Investing activities	(822)	(7)
Financing activities	2,700	(387)
Net increase in cash and cash equivalents from continuing operations	$1,000	$(964)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three and six months ended June 30, 2023 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

The adjustments for the three and six months ended June 30, 2022 relate to stock-based compensation, litigation settlement reserves, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

	Three Months Ended June 30,
	2023	2022
	(in thousands)
Loss from Continuing Operations	$(1,432)	$(53)
Stock-based compensation	30	281
Litigation settlement reserve	-	(925)
Loss attributable to noncontrolling interest	25	155
Depreciation and amortization	147	232
Interest and other income	-	(1)
Income tax expense (benefit)	1	16
Adjusted EBITDA	$(1,229)	$(295)

	Six Months Ended June 30,
	2023	2022
	(in thousands)
Loss from Continuing Operations	$(2,541)	$(943)
Stock-based compensation	63	405
Litigation settlement reserve	-	(909)
Loss attributable to noncontrolling interest	77	359
Depreciation and amortization	280	513
Interest and other income	(7)	(4)
Income tax benefit	(10)	(10)
Adjusted EBITDA	$(2,138)	$(589)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released August 14, 2023